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                                                                     EXHIBIT 3.4
                                                                     -----------

                            THE COMPANIES ORDINANCE
                            -----------------------

                          A COMPANY LIMITED BY SHARES
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                       THE MEMORANDUM OF ASSOCIATION OF
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1.   The name of the Company is: Verisity Ltd.

2.   The aims for which the Company was founded:

     a. To engage in all that is connected with the development and marketing, in Israel and overseas, of computer software and software systems.

     b. The Company shall be competent in respect of any right, obligation or legal act.

3.   The liability of the members is limited.

4. The Share Capital of the Company is NIS 1,000,000 divided into 91,222,534 Ordinary Shares of NIS 0.01 par value each, 3,777,466 Class B Ordinary Shares of NIS 0.01 par value each and 5,000,000 Special Preferred Shares of NIS 0.01 par value each. The rights attached to the Shares will be a specified in the Articles of Association of the Company.

5. The Company is authorized to amend the provisions of this Memorandum that the general meeting is authorized to amend, by a resolution of the general meeting adopted by shareholders holding the majority of the voting rights which are held by all of the shareholders present at the meeting in person or by proxy and who have voted on the resolution. For the removal of doubt the provisions of this section may also be amended by the above majority, subject to the provisions section 20(b) of the Companies Law, 5759-1999.

We, the persons whose names and address are recorded below, wish to incorporate as a company in accordance with this Memorandum of Association, and agree to take up the number of shares in the Company's funds as are recorded beside our names as recorded below one after the other.


Names and addresses of   ID Number    Number of shares       Signature
----------------------   ---------    ----------------       ---------
  the signatories                        taken up
  ---------------                        --------
Yoav Hollander           51518462     99 Ordinary Shares     /s/ Yoav Hollander
Harakevet 13, Jerusalem               99 Controlling Shares
Anat Nimrodi             573302267     1 Ordinary Share      /s/ Anat Nimrodi
                                       1 Controlling Share

(-) Handwritten Jerusalem, September 10, 1995
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                                                    /s/ indecipherable
                                                        Witness to Signature